UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2026

KKR & Co. Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	88-1203639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Yards
New York, NY 10001
Telephone: (212) 750-8300

(Address, zip code, and telephone number, including area code, of registrant's principal executive office.)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	KKR	New York Stock Exchange
4.625% Subordinated Notes due 2061 of KKR Group Finance Co. IX LLC	KKRS	New York Stock Exchange
6.25% Series D Mandatory Convertible Preferred Stock	KKR PR D	New York Stock Exchange
6.875% Subordinated Notes due 2065	KKRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.02.	Unregistered Sales of Equity Securities

On February 4, 2026, KKR Summit Holdings L.P. (“Buyer”), an indirect subsidiary of KKR & Co. Inc. (the “Company” and, together with its subsidiaries, “KKR”), entered into a definitive agreement to acquire 100% of Arctos Partners, LP (“Arctos”), an investment firm that provides strategic growth capital and liquidity solutions to sports franchises through its Arctos Sports family of funds and to private investment fund sponsors through its Arctos Keystone family of funds.  The closing of the acquisition (the “Closing”) is subject to the satisfaction of regulatory and specified sports approvals as well as other customary conditions.

Subject to Closing, KKR has agreed to pay $1.4 billion in initial consideration for the seller’s equity interests in Arctos, consisting of cash and equity securities of KKR.  The equity component of this initial consideration includes (i) $900 million of equity securities paid to existing Arctos shareholders including Arctos management, with management’s equity securities subject to vesting through 2030, and (ii) $200 million of additional equity securities to be allocated by 2028 and subject to vesting through 2033. The initial consideration for the acquisition also includes $300 million of cash, subject to contractual purchase price adjustments and other adjustments. In addition, equity of up to $550 million tied to both KKR share price and business-specific performance targets and subject to vesting through 2031 may be earned. The number of shares or units issuable in connection with the initial equity consideration of $1.1 billion will be calculated using $130.62 per share of common stock of the Company (“KKR Common Stock”). The share price used to determine the equity units subject to the business-specific performance targets will be calculated using the daily volume weighted average price per share of the KKR Common Stock for the 20 consecutive trading day period ending on (and including) December 29, 2028 (the “Year-End 2028 Price”). The share price used to determine the units subject to the KKR share price targets will be calculated using the highest applicable KKR share price target, which will be set at Closing.

Certain of the equity securities in the initial consideration and the potential additional equity will be unregistered securities issuable pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The unregistered securities include $920 million of the $1.1 billion initial equity consideration comprised of the following: (i) 1.504 million shares of KKR Common Stock and (ii) 5.540 million of restricted holdings units that once vested are exchangeable for shares of KKR Common Stock on a one-for-one basis (“KKR Restricted Units”). In addition, $415 million of the $550 million potential additional securities that are subject to KKR share price and business-specific performance targets will be unregistered KKR Restricted Units. The remaining equity components of the initial consideration and potential additional equity are expected to be registered and issued under the Company’s equity incentive plan.

Item 7.01	Regulation FD Disclosure.

On February 5, 2026, the Company and Arctos issued a joint press release announcing the entry into definitive agreements with respect to the acquisition of Arctos. The press release is furnished as Exhibit 99.1 to this report.  The Company also posted a presentation on its website for KKR common stockholders and analysts entitled “KKR & Co. Inc. Acquisition of Arctos”. The presentation is accessible at the Investor Center for KKR & Co. Inc. at https://ir.kkr.com/events-presentations/. From time to time, KKR uses its website as a channel of distribution of financial and other important information about the company. Information on the website is not incorporated by reference herein and is not a part of this Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
Exhibit 99.1	Joint Press Release of KKR & Co. Inc. and Arctos Partners, LP, dated February 5, 2026.
Exhibit 104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. INC.

Date: February 5, 2026	By:
	Name:	Christopher Lee
	Title:	Secretary